Exhibit 99.1

          AVANT Reports First Quarter 2006 Financial Results

    NEEDHAM, Mass.--(BUSINESS WIRE)--May 9, 2006--AVANT Immunotherapeutics, Inc. (Nasdaq: AVAN) today reported a net loss of $3.0 million, or $0.04 per share, for the first quarter of 2006 compared to a net loss of $4.9 million, or $0.07 per share for the first quarter of 2005. The decrease in net loss between periods primarily reflects an increase in product development and licensing revenue and product royalty revenue offset partly by higher operating expense. At March 31, 2006, AVANT reported cash and cash equivalents of $59.8 million.
    Una S. Ryan, Ph.D., AVANT's President and Chief Executive Officer, said, "These financial results were consistent with our expectations and we are encouraged with the progress of our programs during the first quarter of 2006. We have the technologies, product pipeline and manufacturing capabilities to build a unique vaccine franchise that will protect people around the world from existing and emerging diseases. During 2006, we will be advancing our lead program, CholeraGarde(R), towards a Phase 3 trial in early 2007." Key events of 2006 to date include:

    -- Receipt of a $40 million milestone payment from Paul Royalty Fund (PRF) related to the Company's Rotarix(R) rotavirus vaccine that, when combined with cash on-hand, puts AVANT in a strong financial position to build its industry-leading bacterial vaccine franchise.

    -- Results from a Phase 2b study of TP10, AVANT's complement inhibitor, in women undergoing cardiac bypass (CABG) surgery confirmed results from a previous trial that TP10 does not provide a benefit to women in this setting. As the positive results for men in the previous trial were statistically significant in benefiting survival and decreasing complications of CABG surgery, management believes the results seen in this trial provide a clear clinical development pathway for a males-only indication for TP10 in CABG surgery.

    -- Market approval of Rotarix(R) from the European regulatory authorities to GlaxoSmithKline (Glaxo), triggering a $4 million milestone payment by Glaxo to AVANT, 50% of which is AVANT's net share under the PRF agreement.

    -- Initiation of a Phase 1/2 trial of Ty800, AVANT's typhoid fever vaccine, by the National Institute of Allergy and Infectious Disease (NIAID), being conducted at the Cincinnati Children's Hospital Medical Center CCH).

    -- Finally, the Company's Fall River vaccine manufacturing facility is now producing AVANT's single dose, oral vaccines.

    Revenues for the first quarter of 2006 were $3.7 million compared with revenues of $970,522 for the first quarter of 2005. In February 2006, the European Commission granted approval of Rotarix(R) in the European Union (EU), which triggered a one-time $4 million milestone payment from Glaxo, 50% of which is creditable against future royalties. Product development and licensing revenue of $2.6 million was recorded in the first quarter of 2006 and the remaining $1.4 million was remitted to PRF in accordance with the PRF agreement. AVANT also recognized approximately $550,000 in revenue related to PRF's purchased interests in the net royalties that AVANT receives from Rotarix(R) worldwide net sales. The decrease in government contracts and grants revenue in 2006 compared to 2005 primarily reflects reduced levels of vaccine development work billable to DVC LLC in 2006.
    Increased operating expenses primarily resulted from an increase in research and development expenses due to $600,000 of license fee expense recorded in the first quarter of 2006 for amounts that will be payable to CCH in connection with the aforementioned $4 million Glaxo milestone payment. The Company also experienced increases in research and development personnel and related costs of $456,745 and non-personnel operating and facility-related costs of $115,230 associated with operations of the Fall River facility in 2006 compared to 2005. These increases were offset in part by declines in contract manufacturing costs incurred for process development and scale-up work of $413,115 and clinical trials costs of $370,528, both associated with the TP10 program. The increase in operating expenses also resulted from higher general and administrative expenses, primarily due to increases in personnel-related expenses and professional services costs. AVANT had higher investment income in 2006 primarily reflecting higher interest rates between periods.
    The $40 million milestone payment received from PRF during the first quarter of 2006 will result in taxable income for the Company. The regular taxable income generated by this transaction will be fully offset with available federal and state net operating loss carryforwards. The Company recorded a provision of $372,000 in the first quarter of 2006 for the alternative minimum tax that will result from receipt of this milestone.

    Marketed Programs

    Glaxo received EU approval for Rotarix(R) in February. Addressing a worldwide market opportunity estimated by Glaxo at $1.8 billion, Rotarix(R) has now been approved in 63 markets worldwide, including Brazil where a publicly funded mass vaccination of the pediatric population began in the quarter. It has been reported that Glaxo will file for market approval in the United States in early 2007.

    Clinical Development Program Update

    In February, AVANT reported that the TP10 females-only study did not meet the primary endpoint, thus confirming the results for female subjects in the previous TP10 Phase 2 trial. Therefore, given the strong efficacy data in males shown in this previous study, AVANT believes there is a clear clinical development pathway for a males-only indication for TP10 in cardiac bypass surgery. Males represent 75% of the U.S. market opportunity in cardiac bypass surgery. AVANT believes that the TP10 program is now well positioned for a males-only cardiac bypass surgery indication. AVANT plans to seek a corporate partner to complete development and to commercialize TP10.
    Also in February, the NIAID of the National Institutes of Health
(NIH) initiated a Phase 1/2 in-patient dose-ranging clinical trial aimed at demonstrating the safety and immunogenicity of AVANT's Ty800 typhoid fever vaccine. The NIAID trial seeks to confirm the safety and immunogenicity of the Ty800 single dose, oral vaccine observed in an earlier physician-sponsored Ty800 vaccine study.
    In 2005, AVANT with its partner, the International Vaccine Institute (IVI), announced the successful completion of a Phase 2 trial CholeraGarde(R), the Company's cholera vaccine, in Bangladesh where cholera is endemic. The researchers found the single dose, oral vaccine to be well tolerated and highly immunogenic, with 77% of children aged 9 months to 5 years and over 70% of adults generating protective immune responses. There are currently no licensed cholera vaccines indicated for use in children under age two anywhere in the world. AVANT is now preparing for a CholeraGarde(R) Phase 3 clinical study in the U.S. planned for early next year.
    With respect to the Company's CETP program for cholesterol management, in preclinical studies AVANT identified a new adjuvant for the vaccine that elicits more than a 10-fold increase in anti-CETP antibody titers when compared to the previous CETi-1 vaccine. The Company has received GMP peptide for the newly formulated vaccine and expects to complete release and stability studies in 2006. AVANT is seeking a development partner for this program.
    Manufacturing: AVANT has made significant progress in terms of manufacturing at its Fall River facility in recent months. The manufacture of clinical trial supplies of the oral plague vaccine is now complete, and this product is projected to enter human clinical testing in early 2007. AVANT is currently manufacturing CholeraGarde(R) for a planned Phase 3 study for the travelers' vaccine market. When that manufacturing task is done, the Company will begin making clinical trial supplies of Ty800 for a Phase 2 study planned to start in early 2007.

    Webcast and Conference Call

    Dr. Ryan and Mr. Catlin will host a conference call and live audio webcast at 11:00 AM EDT on Tuesday, May 9, 2006 to discuss AVANT's First Quarter 2006 financial results. To access the conference call, dial 800-299-7635 (within the United States), or 617-786-2901 (if calling from outside the U.S.). The passcode for participants is 54133214. An audio replay will be available approximately two hours after the call for approximately one week and can be accessed by dialing 888-286-8010 (within the U.S.), or 617-801-6888 (if calling from outside the U.S.). The passcode I.D. number is 41797034. The replay will also be broadcast via the Company's website www.avantimmune.com approximately two hours after the live call. Additionally, a copy of this press release is available by contacting Investor Relations at (781) 433-0771.

    About AVANT Immunotherapeutics, Inc.

    AVANT Immunotherapeutics, Inc. discovers and develops innovative vaccines and therapeutics that harness the human immune system to prevent and treat disease. AVANT has three products on the market and six of AVANT's products are in clinical development, including a treatment to reduce complement- mediated tissue damage associated with cardiac bypass surgery and a novel vaccine for cholesterol management. AVANT is also developing a pipeline of products for biodefense, travelers' vaccines, global health, and pandemic flu needs based on AVANT'S rapid-protecting, single-dose, oral and temperature stable vaccine technology.
    Additional information on AVANT Immunotherapeutics, Inc. can be obtained through our site on the World Wide Web: http://www.avantimmune.com.

    Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This release includes forward-looking statements which reflect AVANT's current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to: (1) the integration of multiple technologies and programs; (2) the ability to adapt AVANT's vectoring systems to develop new, safe and effective orally administered vaccines against anthrax and plague or other bioterrorism threats or emerging health care threats; (3) the ability to successfully complete development and commercialization of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other products; (4) the cost, timing, scope and results of ongoing safety and efficacy trials of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800 and other preclinical and clinical testing; (5) the ability to successfully complete product research and further development, including animal, pre-clinical and clinical studies of TP10, CETi-1, CholeraGarde(R) (Peru-15), Ty800and other products; (6) the ability of the Company to manage multiple late stage clinical trials for a variety of product candidates; (7) the volume and profitability of product sales of Megan(R)Vac 1, Megan(R)Egg and other future products; (8) the process of obtaining regulatory approval for the sale of Rotarix(R) in major commercial markets, as well as the timing and success of worldwide commercialization of Rotarix(R) by our partner, GlaxoSmithKline; (9) changes in existing and potential relationships with corporate collaborators; (10) the availability, cost, delivery and quality of clinical and commercial grade materials supplied by contract manufacturers; (11) the timing, cost and uncertainty of obtaining regulatory approvals to use TP10, CETi-1, CholeraGarde(R) (Peru-15) and Ty800, among other purposes, for adults undergoing cardiac surgery, to raise serum HDL cholesterol levels and to protect travelers and people in endemic regions from diarrhea causing diseases, respectively; (12) the ability to obtain substantial additional funding; (13) the ability to develop and commercialize products before competitors; (14) the ability to retain certain members of management;(15) the amount of non-cash, stock-based compensation expense associated with the adoption of Statement of Financial Accounting Standards No. 123R, "Share-based payment,"; and
(16) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.


                    AVANT IMMUNOTHERAPEUTICS, INC.

CONSOLIDATED STATEMENT                               Quarter
OF OPERATIONS DATA                               Ended March 31,
---------------------------------------------------------------------
                                                2006         2005
                                                   (Unaudited)
OPERATING REVENUE

Product Development and Licensing
 Agreements                                  $2,619,974      $71,457
Government Contracts and Grants                 500,207      866,087
Product Royalties                               586,306       33,008
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Total Revenue                                 3,706,487      970,552
---------------------------------------------------------------------

OPERATING EXPENSE
Research and Development                      4,348,707    4,030,618
General and Administrative                    1,988,514    1,710,784
Amortization of Acquired Intangible Assets      248,778      248,778
---------------------------------------------------------------------

Total Operating Expense                       6,585,999    5,990,180
---------------------------------------------------------------------

Operating Loss                               (2,879,512)  (5,019,628)

Investment and Other Income, Net                280,521      151,129
---------------------------------------------------------------------

Loss before Provision for Income Taxes       (2,598,991)  (4,868,499)

Provision for Income Taxes                      372,000            -
---------------------------------------------------------------------

Net Loss                                    $(2,970,991) $(4,868,499)
---------------------------------------------------------------------


Basic and Diluted Net Loss per Common Share      $(0.04)      $(0.07)
---------------------------------------------------------------------

Weighted Average Common Shares Outstanding   74,172,563   74,231,999
---------------------------------------------------------------------


CONDENSED CONSOLIDATED
BALANCE SHEETS                               March 31,   December 31,
---------------------------------------------------------------------
                                               2006         2005
                                            (Unaudited)
ASSETS
Cash and Cash Equivalents                   $59,755,919  $23,419,434
Other Current Assets                          1,493,979    1,185,462
Property and Equipment, net                   6,203,757    5,743,663
Intangible and Other Assets, net              5,854,581    6,103,358
                                            ------------ ------------
       Total Assets                         $73,308,236  $36,451,917
                                            ============ ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities                          $6,513,155   $3,692,743
Long-Term Liabilities                       $48,606,549   11,870,051
Stockholders' Equity                         18,188,532   20,889,123
                                            ------------ ------------
       Total Liabilities and Stockholders'
        Equity                              $73,308,236  $36,451,917
                                            ============ ============

    CONTACT: AVANT Immunotherapeutics, Inc.
             Una S. Ryan, Ph.D., 781-433-0771
             President and CEO
             or
             AVANT Immunotherapeutics, Inc.
             Avery W. Catlin, 781-433-0771
             Chief Financial Officer
             info@avantimmune.com
             or
             For Media:
             Kureczka/Martin Associates
             Joan Kureczka, 415-821-2413
             jkureczka@comcast.net